SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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McKesson Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF McKESSON CORPORATION
The 2006 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 26, 2006 at 8:30 a.m. at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California to:

•	Elect four directors to three-year terms;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007;

•	Act on a stockholder proposal, if properly presented at the meeting; and

•	Conduct such other business as may properly be brought before the meeting.
Stockholders of record at the close of business on May 31, 2006 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.
YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

By Order of the Board of Directors

Laureen E. Seeger
Executive Vice President, General Counsel
and Secretary
One Post Street
San Francisco, CA 94104-5296
June 15, 2006

i

PROXY STATEMENT
General Information
Proxies and Voting at the Meeting
The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 26, 2006 (the “Meeting”), and at any adjournment or postponement of the Meeting. This proxy statement includes information about the issues to be voted upon at the Meeting.
On June 16, 2006, the Company began delivering these proxy materials to all stockholders of record at the close of business on May 31, 2006 (the “Record Date”). On the Record Date, there were approximately 302,126,950 shares of the Company’s common stock outstanding and entitled to vote. You have one vote for each share of common stock you held on the Record Date, including shares: held directly in your name as the stockholder of record; held for you in an account with a broker, bank or other nominee; or allocated to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).
You can revoke your proxy at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot.
If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card.
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following their instructions.
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted FOR:

•	The election of the four director nominees named below to three-year terms; and

•	Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007; and
AGAINST the stockholder proposal.
We know of no other matters to be presented at the Meeting. If any other matters come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.
Attendance at the Meeting
If you plan to attend the Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary, One Post Street, 33rd Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

Dividend Reinvestment Plan
For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy includes all full shares of common stock held in your DRP account on the Record Date for the Meeting, as well as your shares held of record.
Vote Required and Method of Counting Votes
The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker nonvotes (defined below) will be considered present for quorum purposes. Directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Meeting is required for ratification of the appointment of Deloitte & Touche LLP and the approval of the stockholder proposal. In the election of directors, broker nonvotes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of Deloitte & Touche and the stockholder proposal, abstentions from voting will have the same effect as voting against such matter and broker nonvotes, if any, will be disregarded and have no effect on the outcome of such vote. Generally, broker nonvotes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and instructions are not given.
Profit-Sharing Investment Plan
Participants in the Company’s PSIP have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate PSIP voting instruction card for that purpose. In general, the PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of common stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.
List of Stockholders
The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, during ordinary business hours, at our principal executive offices at One Post Street, San Francisco, California, by contacting the Secretary of the Company.
Online Access to Annual Reports on Form 10-K and Proxy Statements
The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended March 31, 2006 are available on our website at www.mckesson.com. Instead of receiving future copies of the Annual Report on Form 10-K and the Proxy Statement by mail, stockholders can elect to receive an e-mail which will provide electronic links to these documents.
Stockholders of Record: If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, Proxy Statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: http://www.giveconsent.com/mck. The proxy card also contains a consent to receive these documents electronically.

Beneficial stockholders: If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive copies of the Annual Report on Form 10-K and the Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service or contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.
If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by e-mail at investors@mckesson.com.
PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors
The Board of Directors (the “Board”) is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Directors hold office until the end of their terms and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Meeting.
The terms of office of the directors designated as nominees will expire at the 2006 Annual Meeting. The Board has nominated each of the nominees for re-election for a three-year term that will expire at the annual meeting to be held in 2009, and until their successors are elected and qualified.
The following is a brief description of the age, principal occupation for at least the past five years and major affiliations of each of the nominees and the continuing directors.
Nominees
The Board of Directors recommends a vote FOR all Nominees.

Wayne A. Budd Senior Counsel Goodwin Procter LLP
Mr. Budd, age 64, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, he was a Commissioner, United States Sentencing Commission and from 1993 to 1996, Mr. Budd was a senior partner at the law firm of Goodwin Procter. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

Alton F. Irby III Partner Tricorn Partners LLP
Mr. Irby, age 65, is a founding partner of Tricorn Partners LLP, a privately held investment bank. He was a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, was Chairman of Cobalt Media Group from January 2000 to July 2003, and was Chairman and Chief Executive Officer of HawkPoint Partners, an affiliate of NatWest Global Corporate Advisory, from 1997 until 2000. He is the chairman of ContentFilm plc and he also serves as a director of Penumbra Ltd. and Edmiston & Co. He is also a director of an indirect wholly-owned subsidiary of the Company, McKesson Information Solutions UK Limited. Mr. Irby has been a director of the Company since 1999. He is Chairman of the Compensation Committee and a member of the Finance Committee.

David M. Lawrence, M.D. Chairman of the Board and Chief Executive Officer, Retired Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals
Dr. Lawrence, age 65, has been Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals since May 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is a director of Agilent Technologies and Raffles Medical Group, Inc. Dr. Lawrence has been a director since January 2004. He is a member of the Compensation Committee.

James V. Napier Chairman of the Board, Retired Scientific-Atlanta, Inc.
Mr. Napier, age 69, retired as Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications manufacturing company, in November 2000. He had been the Chairman of the Board since 1993. He is also a director of Engelhard Corporation, Vulcan Materials Company, Intelligent Systems, Inc. and WABTEC Corporation. Mr. Napier has been a director of the Company since 1999. He is a member of the Finance Committee.

Directors Continuing in Office
Directors Whose Terms Will Expire in 2007

John H. Hammergren Chairman of the Board, President and Chief Executive Officer
Mr. Hammergren, age 47, was named Chairman of the Board effective July 31, 2002 and was named President and Chief Executive Officer of the Company effective April 1, 2001. He was Co-President and Co-Chief Executive Officer of the Company from July 1999 until April 2001. He was Executive Vice President of the Company and President and Chief Executive Officer of the Supply Management Business from January 1999 to July 1999, Group President, McKesson Health Systems from 1997 to 1999 and Vice President of the Company since 1996. He is a director of Nadro, S.A. de C.V. (Mexico) and Verispan LLC, entities in which the Company holds interests, and a director of the Hewlett-Packard Company. He has been a director of the Company since 1999.

M. Christine Jacobs President and Chief Executive Officer Theragenics Corporation
Ms. Jacobs, age 55, is the President and Chief Executive Officer and director of Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical/wound closure devices. She also held the position of Chairman from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Robert W. Matschullat Vice Chairman and Chief Financial Officer, Retired The Seagram Company Ltd.
Mr. Matschullat, age 58, is a private equity investor. He was Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. from 1995 to 2000. Previously, he was head of worldwide investment banking for Morgan Stanley & Co. Incorporated and from 1992 to 1995, was a director of Morgan Stanley Group. Mr. Matschullat is currently serving as the interim Chairman and interim Chief Executive Officer of the Clorox Company and is a director of The Walt Disney Company. He has been a director of the Company since October 2002. He is Chairman of the Finance Committee and a member of the Audit Committee.
Directors Whose Terms will Expire in 2008

Marie L. Knowles Executive Vice President and Chief Financial Officer, Retired ARCO
Ms. Knowles, age 59, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is a director of Phelps Dodge Corporation and a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chairman of the Audit Committee and a member of the Finance Committee.

Jane E. Shaw Chairman of the Board and Chief Executive Officer, Retired Aerogen, Inc.
Dr. Shaw, age 67, retired as Chairman of the Board of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, in October 2005 and she had held that position since 1998. She retired as Chief Executive Officer of that company in June 2005. She is a director of Intel Corporation. Dr. Shaw has been a director of the Company since 1992. She is the Chairman of the Committee on Directors and Corporate Governance and a member of the Audit Committee.
Corporate Governance
The Board of Directors is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities of the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the New York Stock Exchange (the “NYSE”). The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as the charters for the Audit, Compensation and Finance Committees, and its Committee on Directors and Corporate Governance, all of which can be found on the Company’s website at www.mckesson.com under the caption Governance and are described more fully below. Copies of these documents may be obtained from the Corporate Secretary, One Post Street, 33rd Floor, San Francisco, California 94104.

Codes of Business Conduct and Ethics
The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption Governance and copies may be obtained from the Corporate Secretary. The Company intends to post any amendments to, or waivers from, its Senior Financial Managers’ Code on its website.
The Board, Committees and Meetings
The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. Its goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of nine members, all of whom are independent with the exception of the Chairman. The Company has, for many years, had standing committees, currently the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees has a written charter approved by the Board in compliance with the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the NYSE listing requirements (the “Applicable Rules”). Each of these charters requires an annual review by its committee. All of the members of the committees are independent. The members of each standing committee are elected by the Board each year for a term of one year or until his or her successor is elected. The members of the committees are identified in the table below.

Corporate
Director	Audit	Compensation	Governance	Finance

Wayne A. Budd	X		X

Alton F. Irby III		Chair		X

M. Christine Jacobs		X	X

Marie L. Knowles	Chair			X

David M. Lawrence		X

Robert W. Matschullat	X			Chair

James V. Napier				X

Jane E. Shaw	X		Chair

Audit Committee
The Audit Committee is responsible for, among other things, reviewing the annual audited financial statements filed in the Annual Report on Form 10-K with management, including major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements; reviewing with financial management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; performing such other activities and considering such other matters, within the scope of its responsibilities, as the Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with the Applicable Rules for corporate audit committees. The Audit Committee met eight times during the fiscal year ended March 31, 2006 (“FY 2006”).
Audit Committee Financial Expert
The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined in the listing standards of the NYSE and in accordance with the Company’s additional standards.
Compensation Committee
The Compensation Committee has responsibility for, among other things, reviewing and approving the corporate goals and objectives relevant to the CEO’s compensation, and evaluating the CEO’s performance in light of those objectives; making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for senior executive officers; approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants (unless such responsibility is delegated pursuant to the applicable stock plan); interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Committee determines are appropriate; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Committee or the Board deems necessary or appropriate. The Compensation Committee met five times during FY 2006.

Finance Committee
The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and approving the principal terms and conditions of securities that may be issued by the Company. The Finance Committee met six times during FY 2006.
Committee on Directors and Corporate Governance
The Committee on Directors and Corporate Governance has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and committee composition; and advising the Board regarding director compensation and administering the directors’ equity plan. The Committee on Directors and Corporate Governance met four times during FY 2006.
Nominations for Director
To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Committee on Directors and Corporate Governance considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm retained by the Committee, Company executives and other stockholders. Wayne A. Budd, who first joined our Board in 2003, was initially suggested by a member of the Board and David M. Lawrence, M.D., who first joined our Board in 2004, was initially suggested by several former members of the Board. Stockholders who wish to propose a director candidate for consideration by the Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, San Francisco, CA 94104. All proposals for nomination received by the Secretary will be presented to the Committee for its consideration. The Committee and the Company’s CEO will interview those candidates that meet the criteria described below, and the Committee will select nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Committee for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
In evaluating candidates for the Board of Directors, the Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values, consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity. Insofar as a majority of members is concerned, directors must manifest independence as defined by the NYSE.
Board and Meeting Attendance
During FY 2006, the Board of Directors met eight times. No director attended fewer than 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company. Directors are also expected to attend the Annual Meeting of Stockholders, and eight of the then ten directors attended the meeting held in calendar 2005.
Corporate Governance Guidelines
The Board for many years has had Directorship Practices reflecting sound corporate governance practices and, in response to the NYSE listing requirements, in 2003 adopted Corporate Governance Guidelines which address matters including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession and an annual performance evaluation of the Board. The Committee on Directors and Corporate Governance is responsible for overseeing the Guidelines and annually assessing their adequacy. The Board most recently approved revised Corporate Governance Guidelines on April 26, 2006, which can be found on the Company’s website at www.mckesson.com under the caption Governance.
Director Independence
Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all of the relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. The Board has established standards to assist it in making a determination of director independence, which go beyond the criteria required by the NYSE. A director will not be considered independent if, within the preceding five years:

a) The director receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

b) The director is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

c) The director is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

d) The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for at least 2% of the

Company’s consolidated gross revenues, or (B) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

e) The director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2% of the respective company’s total assets measured as of the last completed fiscal year;

f) The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions are more than 5% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose).

g) For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

These standards can also be found on the Company’s website at www.mckesson.com under the caption Governance. Provided that no relationship or transaction exists that would disqualify a director under the standards, and no other relationship or transaction exists of a type not specifically mentioned in the standards, that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying those standards, and all other applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, each of the current directors, namely Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, M.D., Robert W. Matschullat, James V. Napier and Jane E. Shaw is independent.
Executive Sessions of the Board
The independent directors of the Board meet in executive session without management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions and the position rotates annually each July among the committee chairs. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Corporate Secretary, reviews the agenda in advance of the Board of Directors meetings. Marie L. Knowles, Chair of the Audit Committee, is the current Presiding Director until her successor is chosen by the other independent directors at the Board’s meeting in July.
Communications with Directors
Stockholders may communicate with the Presiding Director or any of the directors by addressing their correspondence to the board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, One Post Street, 33rd Floor, San Francisco, CA 94104, or via e-mail to “presidingdirector@mckesson.com” or to “nonmanagementdirectors@mckesson.com”. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are not relevant to and consistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. The

Corporate Secretary’s office maintains a log of all correspondence received by the Company that is addressed to members of the Board. Directors may review the log at any time, and request copies of any correspondence received.
Director Compensation
The Company believes that compensation for independent directors should be competitive and should encourage increased ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual retainer and meeting fees. Committee Chairs receive an additional annual retainer. Effective July 1, 2005 the annual cash retainer was increased from $40,000 to $50,000; meeting fees remain $1,500 for each Board or Finance, Compensation, or Governance Committee meeting attended and $2,000 for each Audit Committee meeting attended. Committee Chairs’ receive an annual retainer of $5,000 for the Finance, Compensation and Governance Committees and $15,000 for the Audit Committee. Directors may receive their annual retainers and meeting fees in cash or defer their cash compensation into the Company’s Deferred Compensation Plan II (“DCAP II”). Directors are also paid their reasonable expenses for attending Board and committee meetings.
Each July directors receive an automatic annual grant of restricted stock units (“RSU”) in an amount not to exceed 5,000 units, and currently set at 2,500 RSUs. The RSUs vest immediately; however, receipt of the underlying stock is deferred until such time as the director leaves the Board.
Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. Alton F. Irby III is also a director of McKesson Information Solutions UK Limited, an indirect wholly-owned subsidiary of the Company, and currently receives 20,000 pounds sterling per year for his service as a Board member of that company.
The Compensation paid to the Company’s non-employee directors during FY 2006 is described in the table below:

	Annual Retainer	Meeting Fees	Annual RSU
	($)(1)	($)(2)	Grant(3)

Mr. Wayne A. Budd, Esq	47,500	34,000	2,500
Mr. Alton F. Irby III	52,500	29,000	2,500
Ms. M. Christine Jacobs	47,500	21,000	2,500
Ms. Marie L. Knowles	62,500	33,500	2,500
David M. Lawrence, M.D.	47,500	19,500	2,500
Mr. Robert W. Matschullat	52,500	37,000	2,500
Mr. James V. Napier	47,500	23,000	2,500
Dr. Jane E. Shaw	47,500	27,000	2,500

(1)	This column includes the annual committee chair retainers for the committee chairs.

(2)	Meeting fees are $1,500 for each meeting of the Board, Finance Committee, Compensation Committee, or Committee on Directors and Corporate Governance attended, and $2,000 for each Audit Committee meeting attended.

(3)	Automatic annual RSU grant.

Director Stock Ownership Guidelines
The Board has adopted Director Stock Ownership Guidelines pursuant to which directors are expected to own shares or share equivalents of McKesson common stock equal to three times the annual board retainer, within three years of joining the Board.
Indemnity Agreements
The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law. See Certain Legal Proceedings at page 29.

PRINCIPAL STOCKHOLDERS
Security Ownership of Certain Beneficial Owners
The following table sets forth as of December 31, 2005, unless otherwise noted, information regarding ownership of the Company’s outstanding common stock by any entity or person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock:

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership		Percent of Class

Wellington Management Company, LLP
75 State Street
Boston, MA 02109	40,081,475	(1)	13.0%
Legg Mason Funds Management, Inc. Legg Mason Capital Management, Inc. Legg Mason Focus Capital, Inc.
100 Light Street
Baltimore, MD 21202	26,183,840	(2)	8.5%
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071	23,270,000	(3)	7.6%
Vanguard Specialized Funds — Vanguard Health
Care Fund
100 Vanguard Boulevard
Malvern, PA 19355	15,700,000	(4)	5.1%

*	Based on 306,127,013 common shares outstanding as of December 31, 2005.

(1)	This information is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP, as investment adviser, and reports shared voting power with respect to 18,874,003 shares and shared dispositive power with respect to 40,081,475 shares.

(2)	This information is based on a Schedule 13G filed with the SEC by Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc., and Legg Mason Focus Capital, Inc. As a group, they report shared voting power and dispositive power with respect to 26,183,840 shares.

(3)	This information is based upon a Schedule 13G filed with the SEC by Capital Research and Management Company and reports voting and dispositive power as follows: sole voting power with respect to 7,470,000 shares and sole dispositive power with respect to 23,270,000 shares.

(4)	This information is based on a Schedule 13G filed with the SEC by Vanguard Specialized Funds — Vanguard Health Care Fund and reports sole voting power with respect to 15,700,000 shares.

Security Ownership of Directors, Nominees and Executive Officers
The following table sets forth, as of May 31, 2006, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by (i) each Named Executive Officer, as defined on page 20, (ii) each director, including the nominee directors, and (iii) all directors and executive officers as a group. The table also includes the number of shares subject to outstanding options to purchase common stock of the Company which are exercisable within 60 days of May 31, 2006:

	Shares of Common Stock
Name of Individual	Beneficially Owned(1)		Percent of Class

Wayne A. Budd	14,324	(2)(4)(5)	*
Jeffrey C. Campbell	336,911	(4)(8)	*
John H. Hammergren	6,659,489	(4)(8)	2.4%
Alton F. Irby III	127,254	(2)(4)(5)	*
M. Christine Jacobs	85,569	(2)(4)	*
Paul C. Julian	2,070,179	(4)(8)	*
Marie L. Knowles	28,195	(2)(4)	*
David M. Lawrence	12,703	(2)(4)	*
Robert W. Matschullat	29,297	(2)(4)	*
Ivan D. Meyerson	1,115,684	(2)(4)(6)(8)	*
James V. Napier	115,332	(2)(4)(5)	*
Pamela J. Pure	411,338	(4)(7)(8)	*
Jane E. Shaw	100,481	(2)(3)(4)(5)	*
All Directors and Executive Officers as a group (17 Persons)	11,844,748	(2)(3)(4)(5)(6)(7)(8)	4.3%

*	Less than 1%

(1)	Represents shares held as of May 31, 2006 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of common stock owned by each director or executive officer represents less than 1% of the outstanding shares of such class, with the exception of Mr. Hammergren who owns 2.4%. All directors and executive officers as a group own 4.3% of the outstanding shares of common stock.

(2)	Includes vested RSUs accrued under the 2005 Stock Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (which plan has been replaced by the 2005 Stock Plan) as follows: Mr. Budd, 4,849 units; Mr. Irby, 4,701 units; Ms. Jacobs, 7,367 units; Ms. Knowles, 4,291 units; Dr. Lawrence, 5,203 units; Mr. Matschullat, 3,602 units; Mr. Napier, 5,061 units; Dr. Shaw, 17,428 units; Mr. Meyerson, 18,200 units; and all directors and officers as a group, 70,702 units. Directors and officers have neither voting nor investment power in respect of such units.

(3)	Includes 5,315 common stock units accrued under the Directors’ Deferred Compensation Plan for Dr. Shaw. Dr. Shaw has neither voting nor investment power in respect of such units.

(4)	Includes shares that may be acquired by exercise of stock options within 60 days of May 31, 2006 as follows: Mr. Budd, 9,375; Mr. Campbell, 316,000; Mr. Hammergren, 6,513,516; Mr. Irby, 115,453; Ms. Jacobs, 77,202; Mr. Julian, 2,059,000; Ms. Knowles, 23,904; Mr. Lawrence, 7,500; Mr. Matschullat, 25,695; Mr. Meyerson, 1,006,000; Mr. Napier, 92,271; Ms. Pure, 406,900; Dr. Shaw, 66,706; and all directors and executive officers as a group, 11,434,792.

(5)	Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Mr. Budd, 100 shares; Mr. Irby, 1,500 shares; Mr. Napier, 1,000 shares; Dr. Shaw, 11,032 shares; and those directors as a group, 13,632 shares.

(6)	Includes 1,400 shares held by Mr. Meyerson as custodian for his minor child and for which beneficial ownership is disclaimed.

(7)	Includes 1,165 shares owned by Ms. Pure’s spouse and son.

(8)	Includes shares held under the Company’s PSIP as of March 31, 2006 as to which participants have sole voting but no investment power as follows: Mr. Hammergren, 3,382 shares; Mr. Campbell, 428 shares; Mr. Julian, 3,463 shares; Mr. Meyerson, 815 shares, Ms. Pure, 904 shares, and all executive officers as a group, 13,471 shares.
Compensation Committee Report on Executive Compensation
The Company’s executive compensation program is administered by the Compensation Committee (the “Committee”) of the Board of Directors, which consists exclusively of independent non-employee directors. As reflected elsewhere in this proxy statement, the Committee annually reviews its charter and changes, if any, are approved by the Board to ensure that the Committee continues to satisfy the requirements of the NYSE while meeting the long-term interests of the Company and its stockholders. Pursuant to the terms of its charter, the Committee has sole responsibility for all aspects of the compensation program for the Company’s executive officers including the CEO. In carrying out its responsibilities, the Committee reviewed all of the elements of compensation for the CEO and other executive officers, and considered the effects of a possible involuntary termination and a possible change in control for executive officers, including the CEO. For FY 2006, the Committee also considered and approved compensation for the CEO as well as the other executive officers.
The Committee retains an independent compensation consultant and outside legal counsel, both of whom assist the Committee as necessary in carrying out its responsibilities and its review, analysis and disclosure of the Company’s executive compensation program. Using public and proprietary databases and identifying companies aligned with the Company’s size, lines of business, profitability and complexity as the Company’s peer group, the Committee establishes the parameters for base salary, short-term cash and long-term compensation that are competitive in the market for executive officers. This peer group includes a broad cross-section of American companies and is reviewed annually. This report describes the policies and the criteria used by the Committee in establishing the principal components of, and setting the level of compensation for, executive officers.
The Company’s Philosophy of Executive Compensation
The Company’s executive compensation program is based on the principle of “pay for performance”. The program’s objective is to provide total compensation at competitive levels and incentive compensation that aligns the interests of the Company’s executives with the long-term interests of its stockholders.
Base salary and target bonuses for executive officers take into account competitive market compensation levels for executive officers at companies similar to the Company in size, complexity or lines of business. The long-term compensation program is designed to achieve competitive total compensation and to enhance stockholder value by linking a large part of executive officers’ compensation directly to the Company’s long-term performance.
A number of factors enter into the Committee’s deliberations on the appropriate levels of short and long-term compensation for individual executive officers. The factors include the Company’s performance as measured against financial and non-financial targets approved by the Committee at the beginning of each fiscal year; the individual performance of each executive officer; the overall competitive environment for executives; and the level of compensation needed to attract, retain and motivate executive talent. The recommendations of the independent compensation consultant, as well as surveys supplied by other independent professional compensation consultants provide the quantitative basis for the Committee’s decisions.
To further promote management’s alignment with stockholders, in May 2002 the Committee adopted guidelines for McKesson stock ownership applicable to the CEO, and other executive officers. Under these guidelines, executives are expected over time to reach levels of ownership of Company stock equal in value to specified multiples of their base pay. The guidelines require share ownership valued at:

•	CEO: Four times base annual salary

•	Other executive officers: Three times base annual salary.
Components of Compensation
Base Pay
Base salary is reviewed annually. Actual base salary is driven by individual performance, competitive practices and level of responsibility. Salary increases reflect the Committee’s determination that base salary levels should be increased to remain competitive at the median levels of targeted companies and, in certain cases, to recognize increased responsibilities. .
Base salaries for all exempt employees, including executive officers, were reviewed in May 2006 to bring those salaries in line with competitive practice. These salaries are reflected in the Summary Compensation Table on page 20.
Short-Term Incentives
At the 2005 Annual Meeting shareholders approved a new short term incentive plan — the 2005 Management Incentive Plan (“MIP”). Under the MIP, individual target awards are set as a percentage of the executive’s base salary and vary by level of responsibility. The target awards are designed to be competitive with those set for executive officers at companies in the Company’s executive compensation comparator group. The peer group and the individual target awards are reviewed regularly. Annual MIP awards can range from zero to three times the executives’ target awards and are determined by the Company’s and/or individual business unit’s performance versus pre-established objectives. The actual awards may be reduced from the maximums established by the foregoing procedure by the Committee exercising “negative discretion” in accordance with regulations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) with respect to this type of plan
Long-Term Incentives
The Committee is increasing the emphasis on performance in the delivery of long-term incentive (“LTI”) compensation. The following changes in the long-term incentive program were made in FY 2006.

•	For executive officers, where stock options were the principle vehicle for delivering long-term compensation, reliance on options was reduced with more LTI value delivered by grants of performance-based restricted stock units (“PRSUs”). Actual grants of PRSUs are fully vested three years after the close of the performance period.

•	The cash LTI program was extended from the historical participation at the executive officer level and their direct reports, to the next two levels of senior executives, further reducing the reliance on stock options.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)
Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to Named Executive Officers unless the compensation is “performance based” within the meaning of that Section and regulations thereunder.

•	The MIP, approved by stockholders in 2005, meets the requirement of a performance-based pay program within the meaning of Section 162(m). Awards for FY 2006 as displayed in the Summary Compensation Table, are governed by this Plan.

•	Proceeds from stock options granted under the now expired 1994 Stock Option and Restricted Stock Plan (the “1994 Plan”) and the 2005 Stock Plan (“2005 Plan”), both of which were approved by our stockholders, are also considered “performance-based” and are eligible for an exception to the deduction limitation.

•	The restricted stock unit component of the long-term incentive program also meets the requirement of being performance-based and, when granted under the 2005 Plan, is eligible for an exception from the deduction limitation.
The Committee’s intention is and has been to comply with the requirements of Section 162(m) unless the Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders.
Compensation of the Chief Executive Officer
McKesson’s executive compensation program is designed to promote the achievement of business objectives and to increase long-term stockholder value. As stated above, the program is founded on the principle of pay for performance. McKesson’s CEO, John Hammergren, is a strong proponent of this philosophy.
Incentive compensation of the CEO for FY 2006 was based on achievement of pre-established business objectives. For FY 2006, Mr. Hammergren’s MIP award was $4,000,000. The amount of the award was determined by the Committee, and was based on the Company’s performance and the Committee’s evaluation of Mr. Hammergren’s individual performance. This performance also resulted in an award of 266,000 restricted stock units, based on a target number of units set by the Committee at its meeting in May 2005. In FY 2006, the Committee awarded Mr. Hammergren a nonqualified option on 300,000 shares of McKesson common stock. The equity components of Mr. Hammergren’s long-term compensation directly align a significant portion of his overall compensation with the Company’s stockholders.
Under Mr. Hammergren’s leadership, McKesson achieved its sixth consecutive year of solid financial performance. Since FY 2000, revenues have grown at a compound annual rate of 16%, and earnings per diluted share from continuing operations have grown at a compound annual rate of 25% (excluding the net Securities Litigation charges). In FY 2006, the Company’s total revenues increased 10% to $88 billion. Earnings per diluted share (from continuing operations, excluding the net securities litigation charges) were $2.44, an increase of 12% on a comparable basis(1). The Company’s excellent financial results were driven by strong revenue and operating profit performances by the Pharmaceutical Solutions and Provider Technologies segments. Pharmaceutical Solutions segment revenues increased 10%, primarily reflecting solid growth among core customers and the mid-year acquisition of D&K Healthcare Resources. Segment operating profit increased 13%, primarily resulting from improved buy-side margin, expansion of higher-margin generic drug programs, and several large antitrust
(1)A reconciliation between our net income (loss) per share reported for U.S. GAAP purposes and our earnings per diluted share, excluding charges for our Securities Litigation, is included on page 34 of the Company’s 2006 Annual Report on Form 10-K settlements. Provider Technologies segment revenues were up 18% for the year and, despite continued heavy investments to drive innovation and expand market presence, segment operating profit was up 34%. Operating cash flow for the year was an exceptional $2.7 billion. The Company deployed its capital in a measured, flexible way, allocating $603 million to acquisitions, $958 million to share repurchases and $73 million to dividend payments. After securities settlement payments of $1.2 billion, including $960 million for the final payment of all amounts due under the consolidated class action settlement, McKesson ended the year with a cash balance of $2.1 billion and a very low debt-to-capital ratio.
While McKesson’s financial and operating performance has improved significantly over the past six years, the Company has also focused on attracting, motivating, rewarding and retaining high-quality people. Mr. Hammergren has successfully led programs designed to strengthen the depth and talent of the Company’s executive management team, increase employee commitment, identify and develop high-potential people and enhance the quality of the workplace.
It is the Committee’s view that under Mr. Hammergren’s leadership, McKesson continues to make significant progress and improvements in the categories: Customer Success, Employee Success, Operating Success and Financial Success. Accordingly, the Committee believes that the total compensation package for the CEO, as reflected in the Summary Compensation Table that follows, is reasonable and is based on an appropriate balance of the Company’s performance, his own performance and competitive practice.

Compensation Committee of the Board

Alton F. Irby III, Chairman
M. Christine Jacobs
David M. Lawrence, M.D.

Executive Compensation
The following table discloses compensation earned by the Chairman, President and CEO as well as the Company’s four other most highly paid executive officers (the “Named Executive Officers”) for the three fiscal years ended March 31, 2006:
Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
		Salary	Bonus	sation	Award(s)	SARs	Payouts	sation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)	($)(4)

John H. Hammergren	2006	1,309,615	4,000,000	379,049	12,760,020	300,000	—	389,578
Chairman, President and	2005	1,058,077	2,200,000	250,127	7,389,209	400,000	3,697,200	306,524
Chief Executive Officer	2004	995,000	2,250,000	189,376	5,357,700	600,000	2,500,000	1,462,028
Jeffrey C. Campbell	2006	623,923	1,000,000	79,863	2,926,170	71,000	—	15,620
Executive Vice President	2005	558,615	550,000	202,189	882,128	95,000	513,500	7,380
and Chief Financial Officer	2004	148,077	150,000	203,000	804,739	300,000	—	300,000
Paul C. Julian	2006	769,231	1,560,000	168,192	6,907,680	164,000	—	225,118
Executive Vice President	2005	630,769	775,000	207,111	2,833,299	175,000	1,437,800	191,904
and Group President	2004	600,000	680,000	144,891	2,077,882	350,000	750,000	203,352
Ivan D. Meyerson	2006	486,731	690,000	—	—	—	—	52,340
Former Executive Vice	2005	430,523	400,000	—	482,730	65,000	410,800	40,979
President, General Counsel	2004	420,000	400,000	—	1,323,108	75,000	750,000	60,685
and Secretary(5)
Pamela J. Pure	2006	567,192	1,025,000	108,269	3,070,080	62,000	—	75,413
Executive Vice President	2005	488,654	525,000	75,360	699,115	60,000	410,800	30,086
and President, McKesson	2004	430,000	310,000	—	164,218	130,000	—	29,791
Provider Technologies

(1)	Represents the Named Executive Officers’ bonus awards under the MIP for FY 2006 that were either paid in cash or deferred at the executive’s election under DCAP II.

(2)	In “Other Annual Compensation” for FY 2006 we include the following: For Mr. Hammergren, $62,000 related to a 1996 housing loan that was paid off January 2006 (see Indebtedness of Executive Officers), and $91,923 for use of the Company’s aircraft for personal travel, valued at the estimated incremental cost to the Company. Mr. Hammergren uses the Company aircraft for both business and personal travel for productivity, privacy and security reasons. For Mr. Campbell, includes $39,620 in housing assistance payments. For Mr. Julian, includes $85,000 for housing assistance payments. For Ms. Pure, includes $28,500 for financial counseling and tax preparation services and $31,752 for housing assistance payments. Also included for Mr. Hammergren are amounts reimbursed for the payment of taxes for certain non-cash items.

(3)	The number and value of the aggregate restricted stock holdings, including RSUs and PRSUs of the Named Executive Officers on March 31, 2006 were as follows: Mr. Hammergren — 304,406 shares, $15,868,685; Mr. Campbell — 39,428 shares, $2,055,382; Mr. Julian — 104,250 shares, $5,434,553; Mr. Meyerson — 36,034 shares, $1,878,452; and Ms. Pure — 26,362 shares, $1,374,251. The executives receive dividends on their shares of restricted stock and dividend equivalents on RSUs and PRSUs, the receipt of which is deferred until the RSUs or PRSUs vest. On May 23, 2006 Mr. Hammergren was granted 266,000 PRSUs; Mr. Campbell was granted 61,000 PRSUs; Mr. Julian was granted 144,000 PRSUs; and Ms. Pure was granted 64,000 PRSUs as a result of the Company having met or exceeded financial targets under the Company’s MIP for FY 2006, as described above in the Compensation Committee Report on Executive Compensation. Restricted Stock and RSUs generally vest at the end of three years. PRSUs vest 50% one year from the date of grant and 50% three years from the date of grant.

(4)	For FY 2006, includes the aggregate value of (i) the Company’s stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the “Code”), allocated to the accounts of the Named Executive Officers as follows: Mr. Hammergren — $8,750; and for each of Messrs. Campbell, Julian and Meyerson and Ms. Pure — $8,790; (ii) employer matching contributions under the Supplemental PSIP, an unfunded nonqualified plan established because of limitations on annual contributions contained in the Code, as follows: Mr. Hammergren — $138,122; Mr. Campbell — $6,830; Mr. Julian — $55,851; Mr. Meyerson — $28,328; and Ms. Pure — $25,053; (iii) employer matching contributions on deferred compensation as follows: Ms. Pure — $10,500; (iv) above market interest accrued on deferred compensation as follows: Mr. Hammergren — $251,447; Mr. Julian — $160,477; Mr. Meyerson — $15,222 and Ms. Pure — $31,070.

(5)	Mr. Meyerson resigned his position as an officer effective March 31, 2006, and is scheduled to retire from the Company in June, 2006.
The following table provides information on stock option grants during FY 2006 to the Named Executive Officers:
Option/SAR Grants in the Last Fiscal Year

		% of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise or		Grant Date
	Underlying Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(#)(1)(2)	Fiscal 2006	($/Sh)	Date	($)(3)

John H. Hammergren	300,000	5.86%	$45.02	7/27/12	$4,893,000
Jeffrey C. Campbell	71,000	1.39%	$45.02	7/27/12	$1,158,010
Paul C. Julian	164,000	3.20%	$45.02	7/27/12	$2,674,840
Ivan D. Meyerson	0	0.00%
Pamela J. Pure	62,000	1.21%	$45.02	7/27/12	$1,011,220

(1)	No options were granted with SARs and no freestanding SARs have ever been granted. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2)	The exercise price of the indicated options was 100% of the fair market value on the date of grant. They became 100% exercisable on March 31, 2006, and expire seven years after the date of the grant.

(3)	In accordance with SEC rules, a Black-Scholes option-pricing model was chosen to estimate the grant date present value of the options set forth in this table. The assumptions used in calculating the reported value included: an expected life of 5 years; a dividend yield of 0.53%; stock volatility of 36.3%; and a risk-free interest rate of 3.8%. The Company does not believe that the Black-Scholes model, or any other model can accurately determine the value of an employee option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near this estimated value. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

The following table provides information on the exercises and value of each of the Named Executive Officers’ stock options at March 31, 2006:
Aggregated Option/ SAR Exercises in the Last Fiscal Year
and Fiscal Year-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised In-the-
	Shares		Options/SARs at	Money Options/SARs at
	Acquired	Value	March 31, 2006(#)	March 31, 2006($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

John H. Hammergren	300,000	$9,169,800	6,513,516/0	$100,233,755/$0
Jeffrey C. Campbell	0	0	316,000/150,000	$5,605,860/$3,468,000
Paul C. Julian	350,000	$11,042,846	2,059,000/0	$31,951,890/$0
Ivan D. Meyerson	28,000	$750,358	1,006,000/0	$15,093,393/$0
Pamela J. Pure	165,100	$3,649,395	406,900/25,000	$6,659,135/$559,500

(1)	Calculated based upon the fair market value share price of $52.13 on March 31, 2006, less the price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.
The following table provides information regarding target cash awards made under the Long-Term Incentive Plan for the Named Executive Officers during FY 2006:
Long-Term Incentive Plan Awards in the Last Fiscal Year

	Performance	Estimated Future Payouts Under Non-Stock
	or Other	Price-Based Plans(1)
	Period Until
	Maturation or	Threshold	Target	Maximum
Name	Payout	($)	($)	($)

John H. Hammergren	Three Years	$0	$2,700,000	$8,100,000
Jeffrey C. Campbell	Three Years	$0	$500,000	$1,500,000
Paul C. Julian	Three Years	$0	$1,050,000	$3,150,000
Ivan D. Meyerson	Three Years	$0	$0	$0
Pamela J. Pure	Three Years	$0	$300,000	$900,000

(1)	The table above represents potential payouts of cash awards, if earned, upon completion of the three-year incentive period beginning April 1, 2006 and ending March 31, 2008. The amounts, if any, paid under the plan will be determined based on the Company’s performance against goals established by the Compensation Committee for cumulative growth in EPS. No awards will be paid if the specified minimum performance objectives are not met.

Stock Price Performance Graph
The following graph compares the cumulative total stockholder return on the Company’s common stock for the periods indicated with the Standard & Poor’s 500 Index and the Value Line Health Care Sector Index (composed of 154 companies in the health care industry, including the Company).
Five Year Cumulative Total Return*

	03/31/01	03/31/02	03/31/03	03/31/04	03/31/05	03/31/06

McKesson Corporation	$100.00	$140.85	$94.73	$115.25	$145.64	$202.15
S&P 500 Index	$100.00	$100.24	$75.42	$101.91	$108.73	$121.48
Value Line HealthCare Sector Index	$100.00	$101.81	$83.66	$98.07	$103.10	$115.54

*	Assumes $100 invested in McKesson Common Stock and in each index on March 31, 2001 and that all dividends are reinvested.
Employment Agreements, Executive Severance Policy and Termination of Employment and Change in Control Arrangements
Employment Agreements
The Company entered into an employment agreement with each of Messrs. Hammergren, Julian and Ms. Pure that provides for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. The descriptions that follow are qualified in their entirety by the agreements themselves which have been included as exhibits to the Company’s 2006 Annual Report on Form 10-K.
The Company entered into an Extended Employment Agreement (the “Agreement”) with John H. Hammergren effective as of April 1, 2004 replacing his prior employment agreement with the Company which obligated the Company to offer an extension on terms identical to those in the prior agreement. The Agreement provides that the Company shall continue to employ Mr. Hammergren as President and CEO of the Company until March 31, 2009, and, that beginning on April 1, 2006, the Agreement will renew automatically so that the then remaining term is always three years. The Agreement provides for an annual base salary of at least $1,378,255, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to him under the Company’s MIP shall be calculated using an Individual Target Award of 135% of base salary. In addition, in years when the Company achieves the Business Scorecard Target applicable to Mr. Hammergren, he will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of his actual MIP award. Mr. Hammergren also shall receive a monthly automobile allowance and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.
The Agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Agreement), he will be entitled to receive: (A) payment of his then-applicable base salary and incentive compensation for the remainder of the term of the Agreement (the “Severance Period”); (B) lifetime coverage under the Company’s Executive Medical Plan and financial counseling program, as well as lifetime office space and secretarial support; (C) continued monthly automobile allowance and participation in DCAP II for the Severance Period; (D) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the Executive Benefits Retirement Plan (“EBRP”), with a final EBRP benefit calculated on the basis of his receiving (i) approved retirement, as defined in the EBRP (“Approved Retirement”) commencing on the expiration of the Agreement and (ii) equal to 60% of Average Final Compensation then specified in the EBRP, increased by 1.5% for each year of completed service from April 1, 2004 through the end of the Severance Period (subject to a maximum of 75%), and without any reduction for early retirement; (E) accelerated vesting of all his stock options and restricted stock; (F) pro-rata awards under the Company’s LTIP for the Severance Period; and (G) for purposes of DCAP II and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if the sum of his age and years of service to the Company is at least 65.
If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a Change of Control (as defined in the Agreement), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection A of the preceding paragraph, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to the greater of (1) the sum of the foregoing salary and incentive continuation payments or (2) 2.99 multiplied by his “base amount” (as determined pursuant to section 280G of the Internal Revenue Code (the “Code”)). If Mr. Hammergren’s employment with the Company is terminated due to disability, he would continue to receive his then-current salary for a period of up to twelve months. At the end of that twelve-month period, Mr. Hammergren would be eligible to receive benefits for an Approved Retirement under the EBRP, calculated at the rate in effect at the time of the disability, without any reduction for early retirement. The payment for this Approved Retirement would be no less than the payment (the “Minimum Lump-Sum Payment”) that would have been provided under Mr. Hammergren’s prior employment agreement for an Approved Retirement. If Mr. Hammergren’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay the benefits payable under the EBRP, calculated at the rate in effect at the time of his death, without any reduction for early retirement, subject to the Minimum Lump-Sum Payment requirement.
If Mr. Hammergren terminates his employment with the Company other than for Good Reason after March 31, 2006, he shall be entitled to receive the benefits set forth in clauses (B), (D)(i)

and (G) above, without any reduction to his EBRP benefit for early retirement, and subject to the Minimum Lump-Sum Payment requirement.
If the benefits received by Mr. Hammergren under the Agreement are subject to the excise tax provision set forth in section 4999 of the Code, the Company will provide him with a gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code.
The Agreement provides that, for a period of at least two years following the termination of Mr. Hammergren’s employment with the Company, Mr. Hammergren may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination.
The Company entered into a new Employment Agreement with Paul Julian dated as of April 1, 2004 to replace his previous agreement which expired March 31, 2004. That Agreement provides that the Company shall continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by the CEO, until March 31, 2007, with the term automatically extending for one additional year commencing on April 1, 2007, and on each April 1 thereafter. The Agreement provides for an annual base salary of at least $840,829, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to him under the MIP shall be calculated using an Individual Target Award of 100% of his base salary. In addition, in years when the Company achieves the Business Scorecard Target applicable to Mr. Julian, he will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of his actual MIP award. Mr. Julian also shall receive a monthly automobile allowance and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.
The Agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Employment Agreement), the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a pro-rated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his automobile allowance and Executive Medical Plan benefits until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of the Employment Agreement for purposes of the EBRP, ESBP and the Stock Option and Restricted Stock Plan.
If Mr. Julian’s employment with the Company is terminated due to disability, he would continue to receive his then-current salary for a period of up to twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.
The Agreement provides that, for a period of at least two years following the termination of Mr. Julian’s employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination.
The Company entered into an Employment Agreement with Pamela Pure dated as of April 1, 2004. That Agreement provides that the Company shall continue to employ Ms. Pure as Executive Vice President and President Provider Technologies, or in such other executive capacities as may be specified by the CEO, until March 31, 2007, with the term automatically extending for one additional year commencing on April 1, 2007, and on each April 1 thereafter. The Agreement provides for an annual base salary of at least $634,775, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to her under the MIP shall be calculated using an

Individual Target Award of 85% of her base salary. In addition, in years when the Company achieves the Business Scorecard Target applicable to Ms. Pure, she will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of her actual MIP award. Ms. Pure also shall receive a monthly automobile allowance and a mortgage allowance, and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.
The Agreement provides that if the Company terminates Ms. Pure without “Cause,” or she terminates for “Good Reason” (both as defined in the Employment Agreement), the Company shall (A) continue her then base salary, reduced by any compensation she receives from a subsequent employer, for the remainder of the term; (B) consider her for a pro-rated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue her automobile allowance and Executive Medical Plan benefits until the expiration of the term; and (D) continue the accrual and vesting of her rights, benefits and existing awards for the remainder of the term of the Employment Agreement for purposes of the EBRP, ESBP and the Stock Option and Restricted Stock Plan.
If Ms. Pure’s employment with the Company is terminated due to disability, she would continue to receive her then-current salary for a period of up to twelve months. If Ms. Pure’s employment with the Company is terminated by her death, the Company will continue to pay her salary to her surviving spouse or designee for a period of six months.
The Agreement provides that, for a period of at least two years following the termination of Ms. Pure’s employment with the Company, Ms. Pure may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to her termination.
The Company may terminate any of the executives, under the terms of their respective employment agreements, for “Cause” (as defined in each Agreement) in which case the Company’s obligations under the employment agreements cease.
Executive Severance Policy
The Company has an Executive Severance Policy (the “Policy”), which applies in the event an executive officer is terminated by the Company for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Company. The benefit payable to executive officers under the Policy is equal to 12 months’ base salary plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted “Approved Retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Policy. In January 2004, in accordance with an advisory stockholder proposal that passed at the Company’s 2003 Annual Meeting of Stockholders, the policy was amended to provide that the Company will seek stockholder approval for any future severance agreements with senior executive officers that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s base salary and target bonus. The amendment does not apply to extensions or renewals of agreements with senior executives entered into prior to the approval of the stockholder resolution if the existing agreement requires the Company to renew or extend the agreement on the same terms.

Termination of Employment and Change in Control Arrangements
The Company has termination agreements in effect with its executive officers, including the Named Executive Officers. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by Company. The agreements are automatically extended for a period of two years following any change in control.
The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Company. Specifically, if following a change in control, the executive officer is terminated by the Company for any reason, other than for “Cause” (as defined in the agreements), or if such executive officer terminates his or her employment for “Good Reason” (as defined in the agreements), then the Company will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her “base amount” (as that term is defined in Section 280G of the Code) less any amount which constitutes a “parachute payment” (as defined in Section 280G). The Company will also continue the executive officer’s coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Policy described above if the executive officer’s termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive’s termination of employment), then such termination will automatically be deemed to be an “Approved Retirement” under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Code.
Change in Control
For purposes of the termination agreements and as used elsewhere in this proxy statement, a “change in control” is generally deemed to occur if: (i) any “person” (as defined in the Securities Exchange Act of 1934, as amended) other than the Company or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Pension Benefits
The table below illustrates the estimated combined annual benefits payable upon retirement at age 62 under the Company’s qualified retirement plan and supplemental EBRP in the specified compensation and years of service classifications. The benefits are computed as single life annuity amounts. Participants may also elect to receive a lump-sum payment.
Years of Service

Five Year
Average
Compensation	5	10	15	20	25

$1,000,000	$288,500	$377,000	$465,500	$554,000	$600,000
$1,500,000	432,750	565,500	698,250	831,000	900,000
$2,000,000	577,000	754,000	931,000	1,108,000	1,200,000
$2,500,000	721,250	942,500	1,163,750	1,385,000	1,500,000
$3,000,000	865,500	1,131,000	1,396,500	1,662,000	1,800,000
$3,500,000	1,009,750	1,319,500	1,629,250	1,939,000	2,100,000
$4,000,000	1,154,000	1,508,000	1,862,000	2,216,000	2,400,000
$4,500,000	1,298,250	1,696,500	2,094,750	2,493,000	2,700,000
$5,000,000	1,442,500	1,885,000	2,327,500	2,770,000	3,000,000
The benefit under the EBRP is a percentage of final average pay based on years of service or as determined by the Board of Directors. The plan has a five-year service requirement for entitlement to a vested benefit. The maximum benefit is 60% of final average pay (except in the case of Mr. Hammergren, whose benefits under the EBRP are more fully described by the terms of his employment agreement (see “Employment Agreements”)). The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Company’s qualified retirement plan and the annuitized value of the Retirement Share Plan allocations of common stock made to the PSIP assuming 12% growth in the value of the stock.
The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table.
The estimated years of service for purposes of the EBRP at March 31, 2006 for the Named Executive Officers are as follows: Mr. Hammergren, 10; Mr. Julian, 10; Mr. Campbell, 2; Mr. Meyerson, 27; and Ms. Pure, 5. Mr. Meyerson is scheduled to retire from the Company in June 2006.
Certain Relationships and Related Transactions
The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s non-employee directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to the businesses of such other companies or the interests of the directors involved. The Company anticipates that similar transactions may occur in FY 2007. In addition, Mr. Hammergren’s brother-in-law is a manager in the Company’s Pharmaceutical Solutions segment and received approximately $113,000 in salary and bonus during FY 2006. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Pure’s husband held an executive position in a business recently acquired by the Company; and, as a result, will be employed by the Company for a brief period in order to assist with the transition. He will receive approximately

$80,000 in connection with his services to, and severance from, the Company. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.
Certain Legal Proceedings
Following the announcements by McKesson in April, May and July of 1999 that McKesson had determined that certain software sales transactions in its Information Solutions segment, formerly HBO & Company (“HBOC”) and now known as McKesson Information Solutions LLC, were improperly recorded as revenue and reversed, as of March 31, 2006, ninety-two lawsuits had been filed against McKesson, HBOC and other defendants which in some cases included then current and former directors of McKesson and HBOC. A more detailed description of the litigation arising out of the accounting issues at HBOC (“Accounting Litigation”) may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.
Only two Accounting Litigation actions now remain pending in which current directors of McKesson have been named as defendants. First, certain directors (“Current Director Defendants”) were named in the federal securities class action captioned In re McKesson HBOC, Inc. Securities Litigation, (No. C-99-20743 RMW) (the “Consolidated Action”). Claims against all Current Director Defendants have been dismissed with prejudice following motions to dismiss, although a right of appeal by the class would be possible, absent final settlement of the action as to Current Director Defendants. On February 24, 2006, the Honorable Ronald M. Whyte signed a Final Judgment and Order of Dismissal (the “Judgment”), in which the Court gave its final approval to a settlement of the Consolidated Action and dismissed on the merits and with prejudice all claims asserted in that action against certain defendants, including the Current Director Defendants. The Judgment provides for releases of claims of all class members against the Current Director Defendants. On March 30, 2006, the Company paid approximately $960 million into an escrow account established in connection with the settlement of the Consolidated Action in full satisfaction of its payment obligations under the Judgment.
On March 23, 2006, Defendant Bear, Stearns filed an appeal of the Judgment to the United States Court of Appeals for the Ninth Circuit, challenging certain provisions of the settlement that restrict Bear Stearns’ ability to bring certain claims in the future against the Company, HBOC and certain other persons released in the settlement. The outcome of the Bear Stearns appeal will not affect the Company’s right and ability to enjoy the other benefits of the settlement, including releases by class members of their claims against the Current Director Defendants.
The second pending Accounting Litigation action which named Current Director Defendants, is a class action filed on June 28, 2001, against the Company and other defendants, alleging violations of the Employee Retirement Income Security Act of 1974 (“ERISA Act”), In re McKesson HBOC, Inc. ERISA Litigation, (No. C-02-0685 RMW) (the “ERISA Action”). Claims against all Current Director Defendants have been dismissed with prejudice following motions to dismiss, although a right of appeal by the class would be possible, absent a final settlement of the action as to Current Director Defendants. In March of 2006, the Company reached an agreement to settle the final portion of the ERISA Action which purports to assert ERISA Act claims on behalf of a class of former participants in the McKesson Profit-Sharing Investment Plan for approximately $19 million. On May 19, 2006, the settlement received preliminary approval by the Court. The settlement remains subject to various contingencies, including notice to the class and final approval by the Court. If finalized, the settlement will effect the release of all remaining claims against all defendants, including any Current Director Defendants, pending in the ERISA Action.
Neither of these actions names Ms. Knowles nor Messrs. Hammergren, Matschullat, Budd or Lawrence as a defendant.

Indebtedness of Executive Officers
The table below shows, as to each executive officer who was indebted to the Company in an amount exceeding $60,000 at any time during the period April 1, 2005 through March 31, 2006, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at March 31, 2006. The indebtedness shown for Messrs. Hammergren and Kirincic reflects the balance owed on a secured housing loan in the original principal amount of $500,000 each. Mr. Hammergren paid off his loan in January 2006. The indebtedness shown for Mr. Julian reflects the balance owed on secured housing loans in the aggregate amount of $1,250,000. These housing loans were entered into prior to the adoption of the provisions of the Sarbanes-Oxley Act in 2002 which prohibit loans to executive officers, and are without interest unless and until the individuals fail to pay any amount under the loans when due and thereafter at a market rate.

	Largest
	Aggregate	Amount of
	Amount of	Indebtedness at
Executive Officer	Indebtedness	March 31, 2006

John H. Hammergren	$500,000	$-0-
Paul C. Julian	1,250,000	1,250,000
Paul E. Kirincic	500,000	500,000
Audit Committee Report
The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors which may be found on the Company’s website at www.mckesson.com under the caption Governance. The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal controls over financial reporting and management’s assessment of the internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended March 31, 2006 (the “Audited Financial Statements”) with management. In addition, the Audit Committee has discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.
The Audit Committee also has received the written disclosures and the letter from D&T required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with that firm its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of the firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.
The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for filing with the SEC.

Audit Committee of the Board

Marie L. Knowles, Chairman
Wayne A. Budd
Robert W. Matschullat
Jane E. Shaw

Item 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2007
The Audit Committee has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2007. D&T has acted in this capacity for the Company for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.
We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of D&T are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2006 and 2005, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting. Fees paid for those years were as follows:

	2006	2005

Audit Fees	$8,160,206	$8,025,827
Audit-Related Fees	1,015,907	1,342,835

Total Audit and Audit-Related Fees	9,131,113	9,368,662
Tax Fees	193,749	782,167
All Other Fees	0	0

Total	$9,369,862	$10,150,829
Audit Fees. This category includes the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.
Audit-Related Fees. The services for fees under this category include other accounting advice, employee benefit plan audits and due diligence related to acquisitions.
Tax Fees. The services for fees related to this category include international corporate income tax return preparation and related services, U.S. expatriate tax return preparation and assistance, U.S. corporate income tax preparation software and consulting services. Fees in this category were significantly less in FY 2006 as we transitioned our tax services to another provider.
All Other Fees. The Company paid no fees in this category in 2005 or 2006.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the Applicable Rules, and as set forth in the terms of its Charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy which requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche and between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the Committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Item 3.	Stockholder Proposal
A stockholder who owns 500 shares of common stock has advised the Company that his designated representative intends to present the following resolution at the Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Annual Meeting.
[October 26 2005]
3 — Elect Each Director Annually
RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.
William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.
66% Yes — Vote
Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step
It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:
“F” in Overall Board Effectiveness.
“F” in CEO Compensation — $15 million.
“D” in Litigation & Regulatory Problems.
Overall Governance Risk Assessment = High

•	We had no Independent Chairman and not even a Lead Director — Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years — Accountability concern.

•	We had to marshal an awesome 75% or 100% shareholder vote to make certain key governance improvements — Entrenchment concern.

•	Cumulative voting was not allowed.

•	Our Directors were still protected by a poison pill with a 15% threshold.

•	In other words our management is vulnerable to the 5 above items which are potential topics for shareholder proposals which typically obtain impressive shareholder support.
Additionally:

•	Mr. Irby was designated a “problem director” by The Corporate Library because he chaired the executive compensation committee at McKesson Corporation, which received a CEO Compensation rating of “F” by TCL.

•	There was a catalogue of unjustifiable compensation decisions at our company — according to The Corporate Library.

•	Our full Board met only 6-times in a year.
The above practices show there is room for more than one item of improvement and reinforces the reason to take one step now and support annual election of each director. Our directors should be comfortable with this proposal because our typically unopposed directors need only one vote for election — out of more than hundreds of millions of shares.
Best for the Investor
Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.
“Take on the Street” by Arthur Levitt
Elect Each Director Annually
Yes on 3

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:
The Company’s Board of Directors continues to believe that the classified board, which has been in place for many years, provides significant benefits to the Company and its stockholders. We believe that our classified board structure, with approximately one-third of the directors standing for election each year for three year terms, strengthens the independence of our non-employee directors and provides stability and continuity, all of which enhances the ability of the Board of Directors to develop and execute long-term strategic planning. The classified board structure assures that a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board has a solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. The classified board also helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.
The classified board structure safeguards the Company against the efforts of a third party intent on seeking to quickly take control of the Company and not paying fair value for the Company and its assets by giving directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. Because all members of the board — save one — are currently independent, the Directors would use this tool for the benefit of all shareholders, and not to entrench management. It bears noting that Directors selected to a classified board are not less accountable to shareholders than they would be if all directors were elected annually. Directors have the same fiduciary duties to represent the best interests of the Company and its shareholders regardless of the length of their terms.
The Board’s view that the classified board structure serves its purposes and the interests of the Company’s shareholders remains widely accepted. This is evidenced by the fact that over half the S&P 500 companies — including many other well-respected corporations — currently have classified boards.
The Company and the Board of Directors have a long-standing commitment to sound corporate governance practices for the benefit of the Company and its shareholders. Many of these practices are outlined earlier in this proxy statement under the heading “Corporate Governance” beginning at page 6. Your Board believes that the current classified board structure is entirely consistent with that commitment, is appropriate for your Company, and will continue to serve and protect shareholders’ interests successfully as it has for many years
THE BOARD RECOMMENDS A VOTE AGAINST ITEM 3
ADDITIONAL CORPORATE GOVERNANCE MATTERS
10-K Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2006.
Solicitation of Proxies
The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $10,000 plus out-of-pocket expenses. A few officers and employees of the Company may also participate in the solicitation without additional compensation.
Other Matters
In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.
Compliance with Corporate Governance Listing Standards
The Company submitted an unqualified certification to the NYSE in calendar 2005 regarding the Company’s compliance with the NYSE corporate governance listing standards.
Stockholder Proposals for the 2007 Annual Meeting
To be eligible for inclusion in the Company’s 2007 Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, San Francisco, CA 94104, and must be received no later than February 16, 2007. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be sent to the Secretary of the Company at the address set forth above and must be received no later than April 27, 2007. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, not later than April 27, 2007 and not earlier than March 28, 2007.
A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Laureen E. Seeger
Executive Vice President, General Counsel and Secretary
June 15, 2006
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104.

ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION
8:30 a.m.
Wednesday, July 26, 2006
A.P. Giannini Auditorium
555 California Street
San Francisco, CA 94104
Please present this ADMISSION TICKET at the Annual
Meeting of Stockholders as verification of your
McKesson Corporation share ownership.
McKESSON CORPORATION
Proxy for Annual Meeting
8:30 A.M., July 26, 2006
Solicited on Behalf of the Board of Directors of the Corporation
     The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints John H. Hammergren and Laureen E. Seeger, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California on July 26, 2006 at 8:30 a.m. and any adjournment or postponement thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.
     Your shares will not be voted unless you (1) vote by telephone, (2) vote via the Internet, as described on the reverse side, or (3) sign and return this card.
     This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.
     Continued on the reverse side.
McKESSON CORPORATION
P.O. BOX 11181
NEW YORK, NY 10203-0181

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/mck			1-866-233-5390

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
		OR			OR
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.

•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Please cast your vote by telephone or via the internet as instructed below, or complete, date, sign and mail this proxy promptly in the enclosed business reply envelope. You can vote by phone or via the Internet anytime prior to July 26, 2006. If you do so, you do not need to mail in your proxy card.

ON LINE DELIVERY OF PROXY MATERIAL
If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the annual report, proxy statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: https//www.giveconsent.com/mck.

1-866-233-5390
CALL TOLL-FREE TO VOTE
☐       â       DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET       â

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☑ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NUMBERED 1 and 2 AND “AGAINST” ITEM NUMBER 3.

1. ELECTION OF DIRECTORS —	NOMINEES FOR ELECTION FOR THREE-YEAR TERMS EXPIRING IN 2009

FOR    ☐    WITHHELD    ☐    EXCEPTIONS    ☐

Nominees:	01 — Wayne A. Budd, 02 — Alton F. Irby III 03 — David M. Lawrence, M.D. 04 — James V. Napier
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

		FOR	AGAINST	ABSTAIN
2.	Ratifying of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	Stockholder proposal relating to the annual election of directors	☐	☐	☐

	Please check the box to the right if you plan to attend the Annual Meeting			☐

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

S C A N    L I N E

Date	Share Owner sign here	Co-Owner sign here

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/mck				1-866-233-5390

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Please cast your vote by telephone or via the internet as instructed below, or complete, date, sign and mail this proxy promptly in the enclosed business reply envelope. You can vote by phone or via the Internet anytime prior to July 26, 2006. If you do so, you do not need to mail in your proxy card.

ON LINE DELIVERY OF PROXY MATERIAL
If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the annual report, proxy statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: https//www.giveconsent.com/mck.

1-866-233-5390
CALL TOLL-FREE TO VOTE

☐ ▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NUMBERED 1 AND 2, AND “AGAINST” ITEM NUMBER 3.
1.	ELECTION OF DIRECTORS -	NOMINEES FOR ELECTION FOR
THREE-YEAR TERMS EXPIRING IN 2009

FOR	☐	WITHHOLD	☐	EXCEPTIONS	☐

Nominees:	01 - Wayne A. Budd, 02 - Alton F. Irby III, 03 - David M. Lawrence, M.D. 04 - James V. Napier
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratifying the appointment of Deloitte &Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Stockholder proposal relating to the annual election of directors.	☐	☐	☐

Please check the box to the right if you plan to attend the Annual Meeting	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

SCAN LINE

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

Date	Share Owner sign here	Co-Owner sign here

ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION
8:30 a.m.
Wednesday, July 26, 2006
A. P. Giannini Auditorium
555 California Street
San Francisco, CA 94104
Please present this ADMISSION TICKET at the Annual
Meeting of Stockholders as verification of your
McKesson Corporation share ownership.

McKESSON CORPORATION
PSIP Voting Card
Directions To Trustee, McKesson Corporation Profit-Sharing Investment Plan

To: Fidelity Management Trust Company

      I direct you, as Trustee of the McKesson Corporation Profit-Sharing Investment Plan, to vote (in person or by proxy) as I have specified on the reverse side hereof all shares of McKesson Corporation common stock allocated to my accounts under the plan at the Annual Meeting of Stockholders of McKesson Corporation to be held on July 26, 2006. You may vote according to your discretion (or that of your proxy holder) on any other matter that may properly come before the meeting.

Your shares will not be voted unless you (1) vote by telephone, (2) vote via the Internet, as described on the reverse side, or (3) sign and return this card.

This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR proposals 1 and 2, and AGAINST proposal 3.

Continued on the reverse side.

McKESSON CORPORATION P.O. BOX 11291 NEW YORK, NY 10203-0291